                                     EXHIBIT 15

    August 9, 1994



    Orion Capital Corporation
    30 Rockefeller Plaza
    New York, New York

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended March 31, 1994 and 1993 and June 30, 1993 and 1994, as indicated in our reports dated April 25, 1994 and August 1, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, are incorporated by reference in this Amendment No. 3 to Registration Statement No. 33-53759.

    We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



    /s/ Deloitte & Touche
    ---------------------
    Hartford, Connecticut